Exhibit 24

POWER OF ATTORNEY

                    I, W. Allen Reed, hereby authorize each Thomas P. Lemke, Thomas C. Merchant and Erin L. Clark, acting individually, to execute and file on my behalf with the U.S. Securities and Exchange Commission a report on Form 3 and one or more reports on Form 4 or Form 5 to reflect any changes in my beneficial ownership of Legg Mason, Inc. Common Stock (including derivative securities), and report any transactions resulting in such changes, including any necessary amendments, pursuant to Section 16(a) of the Securities Exchange Act of 1934 and the related rules thereunder at any time and from time to time during the five month period ended September 30, 2006.

/s/ W. Allen Reed W. Allen Reed

Date: 4/19/06